Exhibit 99.1

FOR IMMEDIATE RELEASE

SAIC ANNOUNCES CHIEF OPERATING OFFICER RESIGNATION

(SAN DIEGO and McLEAN, Va.) June 8, 2009 – SAIC, Inc. (NYSE: SAI), a scientific, engineering, and technology applications company, today announced the resignation of chief operating officer (COO) Lawrence B. Prior III, effective June 12, 2009.

SAIC Chairman and Chief Executive Officer Ken Dahlberg will assume COO duties pending a decision on a successor.

“Throughout his tenure, Larry has been an important part of the company’s success,” said Dahlberg. “He has helped expand current business and improve the company’s operational performance. We thank him for his contributions and wish him well in his future endeavors.”

Prior joined SAIC in 2004. Before being appointed COO in 2007, he served as president of SAIC’s Intelligence, Security and Technology Group and senior vice president for federal business.

About SAIC

SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health. The company’s approximately 45,000 employees serve customers in the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security, other U.S. Government civil agencies and selected commercial markets. SAIC had annual revenues of $10.1 billion for its fiscal year ended January 31, 2009. For more information, visit www.saic.com. SAIC: From Science to Solutions®

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Statements in this announcement, other than historical data and information, constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause our actual results, performance, achievements, or industry results to be very different from the results, performance, or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in SAIC’s Annual Report on Form 10-K for the period ended January 31, 2009, and other such filings that SAIC makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

Contacts:

Investor Relations:
Stuart Davis
703-676-2283
stuart.davis@saic.com

Media Relations:
Laura Luke	Melissa Koskovich
703-676-6533	703-676-6762
laura.luke@saic.com	melissa.l.koskovich@saic.com